SUB-ITEM 77K:  Changes in registrants certifying accountant.


On August 27, 2010, Deloitte & Touche, LLP resigned as the independent registered public accounting firm for the Lotsoff Capital Management Micro Cap Fund (the Fund). Deloitte &
Touche, LLP had served as the Funds independent registered public accounting firm for the each of the five years in the period ended September 30, 2009. Deloitte & Touche, LLP had issued a report on the financial statements of the Fund for each of those years. Such reports did not contain adverse opinions or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the five most recent fiscal years and through August 27, 2010, there were no disagreements between the management of the Fund and Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements for such years.
During the five most recent fiscal years and through August 27, 2010, none of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occurred.

On August 27, 2010, 2010, the Funds Board of Trustees engaged the firm of BBD, LLP to serve as the new independent registered public accounting firm to the Fund. During the five most recent fiscal years and through August 27, 2010, the Funds management did not consult BBD, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The Fund has provided Deloitte & Touche, LLP with a copy of these disclosures and has requested that Deloitte & Touche, LLP furnish the Fund with a letter addressed to the Commission stating whether it agrees with the statements made by the Fund herein and, if not, detailing the particular statements with which it does not agree. A copy of this letter, dated August 27, 2010, is filed as an exhibit to this form N-SAR.